UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2007

GOLDEN GRAIN ENERGY, LLC

(Exact Name of Registrant as Specified in Charter)

Iowa	000-51177	02-0575361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1822 43rd St. SW Mason City, IA	50401
(Address of principal executive offices)	(Zip Code)

(641) 423-8525

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 1, 2007, the registrant executed a First Amendment to its Master Amended and Restated Credit Agreement with Home Federal Savings Bank of Rochester, Minnesota.  The purpose of this amendment was to increase the funds available to the registrant for risk management purposes.  This amendment increased the registrant’s line of credit from $15,000,000 to $20,000,000.  The amendment reduced the registrant’s restricted cash account balance requirement with Home Federal Savings Bank from $4,000,000 to $2,000,000.  Further, after we pay the retainage to Fagen, Inc. required by our expansion design-build agreement, we can maintain a $0 balance in the restricted cash account so long as we maintain a tangible net worth of at least 60% of our total assets.  Should we fall below this 60% threshold, we will be required to deposit, on a quarterly basis, 25% of our net income into the restricted cash account until we reach the 60% threshold.  The amendment requires the registrant to pay an annual lender fee of $25,000.  The incremental decrease in the available funds under the original line of credit has been eliminated in the amended line of credit.  The line of credit terminates on August 1, 2017.

Along with the First Amendment to the Master Amended and Restated Credit Agreement, the registrant executed an amended mortgage and security agreement as well as an amended promissory note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN GRAIN ENERGY, LLC

August 6, 2007	/s/ Christine Marchand
Date	Christine Marchand, Chief Financial Officer